EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

Creative Assembly Systems, Inc.

and

Berkshire Bank

Dated as of July 15, 2019

i

4.8.	Waiver of Rights	28
4.9.	Conditions for Future Advances	28

SECTION V. REPRESENTATIONS AND WARRANTIES		29
5.1.	Organization and Validity	29
5.2.	Places of Business	30
5.3.	Pending Litigation	30
5.4.	Title to Properties	30
5.5.	Consent	30
5.6.	Taxes	30
5.7.	Financial Statements and Projections	31
5.8.	Full Disclosure	31
5.9.	Subsidiaries	31
5.10.	Investments, Guarantees, Contracts, etc.	31
5.11.	Government Regulations, ERISA, etc.	32
5.12.	Business Interruptions	33
5.13.	Names and Intellectual Property	33
5.14.	Other Associations	34
5.15.	Environmental Matters	34
5.16.	Investment Company Act	35
5.17.	Capital Stock	35
5.18.	Solvency	35
5.19.	Perfection and Priority	35
5.20.	Commercial Tort Claims	35
5.21.	Letter of Credit Rights	35
5.22.	Deposit Accounts	35
5.23.	Anti-Terrorism Laws	36
5.24.	Certificate of Beneficial Ownership	36

SECTION VI. BORROWERS’ AFFIRMATIVE COVENANTS		36
6.1.	Payment of Taxes and Claims	36
6.2.	Maintenance of Properties and Corporate Existence	37
6.3.	Business Conducted	38
6.4.	Litigation Notices	38
6.5.	Issue Taxes	38
6.6.	Bank Accounts	38
6.7.	ERISA Notices	39
6.8.	Financial Covenants	39
6.9.	Financial and Business Information	40
6.10.	Officers’ Certificates	41
6.11.	Audits and Inspection; Appraisals	41
6.12.	Reserved	41
6.13.	Information to Participant	41
6.14.	Material Adverse Developments	42
6.15.	Places of Business	42

ii

6.16.	Commercial Tort Claims	42
6.17.	Letter of Credit Rights	42
6.18.	Lockbox	42
6.19.	Closure of Deposit Accounts	42
6.20.	Payment of Subcontractors	42
6.21.	Electronic Transmission	42
6.22.	Certificate of Beneficial Ownership and Other Additional Information	43
6.23.	Post-Closing Deliverable	43

SECTION VII. BORROWER’S NEGATIVE COVENANTS:		43
7.1.	Merger, Consolidation, Dissolution or Liquidation	43
7.2.	Acquisitions	44
7.3.	Liens and Encumbrances	44
7.4.	Transactions With Affiliates or Subsidiaries	44
7.5.	Guarantees	44
7.6.	Other Indebtedness	44
7.7.	Loans and Investments	44
7.8.	Use of Lenders’ Name	44
7.9.	Miscellaneous Covenants	44
7.10.	Jurisdiction of Organization	45
7.11.	Distributions	45
7.12.	Reserved.	45
7.13.	Compliance with ERISA	45

SECTION VIII. DEFAULT		46
8.1.	Events of Default	46
8.2.	Cure	48
8.3.	Rights and Remedies on Default	48
8.4.	Nature of Remedies	50
8.5.	Set-Off	50

SECTION IX. MISCELLANEOUS		50
9.1.	Governing Law	50
9.2.	Integrated Agreement	50
9.3.	Waiver	50
9.4.	Indemnity	51
9.5.	Time	51
9.6.	Expenses of Lender	52
9.7.	Brokerage	52
9.8.	Notices	52
9.9.	Headings	53
9.10.	Survival	53
9.11.	Successors and Assigns	54

iii

9.12.	Duplicate Originals	54
9.13.	Modification	54
9.14.	Signatories	54
9.15.	Third Parties	54
9.16.	Discharge of Taxes, Borrower’s Obligations, Etc.	54
9.17.	Withholding and Other Tax Liabilities	55
9.18.	Consent to Jurisdiction	55
9.19.	Additional Documentation	55
9.20.	Advertisement	55
9.21.	Waiver of Jury Trial	55
9.22.	Consequential Damages, etc.	55
9.23.	Nonliability of Lender	56
9.24.	Confidentiality	56
9.25.	Patriot Act Notice	56
9.26.	Keepwell	56

vi

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (“Agreement”) is dated this 15th day of July, 2019, by and betweenCreative Assembly Systems, Inc., a Delaware corporation (“Creative Assembly Systems”, together with each other Person joined hereto as a borrower from time to time, each a “Borrower” and collectively, “Borrowers”), and Berkshire Bank, a Massachusetts banking corporation (“Lender”).

BACKGROUND

A. Borrowers desire to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrowers under the terms and provisions hereinafter set forth.

B. The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I. DEFINITIONS AND INTERPRETATION

1.1. Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

Account – All of the “accounts” (as that term is defined in the UCC) of each Borrower, whether now existing or hereafter arising.

Account Debtor – Any Person obligated on any Account owing to a Borrower.

Accumulated Funding Deficiency – Any accumulated funding deficiency as defined in Section 302(a) of ERISA.

Advance Request – Has the meaning set forth in Section 2.4(c)(ii).

Advance(s) – Any monies advanced or credit extended to any Borrower by Lender under the Revolving Credit, including without limitation, cash advances.

Affiliate – With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director, officer, member or manager (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

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Agreement – Has the meaning set forth in the preamble hereto.

Anti-Terrorism Laws – Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Application Date – Has the meaning set forth in Section 2.4(b).

Asset Sale – The sale, transfer, lease, license or other disposition (whether voluntary or involuntary) by any Borrower, or by any Subsidiary of any Borrower, to any Person other than a Borrower, of any Property now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than the sale of Inventory in the ordinary course of business. An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

Assignment of Claims Act – The Federal Assignment of Claims Act, 31 U.S.C. § 3727 et seq., as amended from time to time.

Authorized Officer – Any officer (or comparable equivalent) of any Borrower authorized by specific written resolution of such Borrower to request Advances, execute Compliance Certificates or to execute any instruments, documents, agreements or certificates required hereunder.

Bank Affiliate – With respect to Lender, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with Lender. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of any class of Capital Stock having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

Bankruptcy Code – Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

Beneficial Owner – For each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s equity interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

Blocked Person – Has the meaning set forth in Section 5.23(b).

Borrowing Agent – Creative Assembly Systems.

Borrowing Base – As of the date of determination thereof, an amount equal to the lesser of (i) the Maximum Revolving Credit Amount or (ii) the sum of (A) eighty five percent (85%) of Eligible Accounts plus (B)(x) the lesser of (1) sixty five percent (65%) of Eligible Tier 1a Inventory and Eligible Tier 1aa Inventory and (2) Two Million Dollars ($2,000,000) and (y)fifty percent (50%) of Eligible Inventory other than Eligible Tier 1a Inventory and Eligible Tier 1aa Inventory; provided that, the aggregate amount of Advances attributable to this clause (B) shall not exceed $3,000,000 at any time minus (C) such reserves, in such amounts and with respect to such matters, as Lender may deem reasonably proper and necessary from time to time in its permitted discretion.

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Borrowing Base Certificate – Has the meaning set forth in Section 6.9(a)(iii).

Business Day – A day other than Saturday or Sunday when Lender is open for business in Boston, Massachusetts.

Capital Expenditures – For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

Capital Stock – Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Capitalized Lease Obligations – Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied, but excluding lease obligations that would be classified as operating lease obligations in accordance with GAAP as in effect on the Closing Date.

Cash Collateral Account– Has the meaning set forth in Section 2.4(b)(i).

Cash Flow Coverage Ratio – For any period, the ratio of (i) Consolidated EBITDA minus Distributions (other than the Specified Permitted Distribution) minus Unfunded Capital Expenditures minus Consolidated Tax Expenses paid in cash to (ii) principal payments on account of Indebtedness (other than on account of the Revolving Credit) plus Consolidated Interest Expense during the immediately preceding twelve month period, all as determined in accordance with GAAP.

Certificate of Beneficial Ownership – For each Borrower, a certificate in form and substance acceptable to Lender (as amended or modified by Lender from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

CFTC – The Commodity Futures Trading Commission.

Change in Law – The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of a Requirement of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of any Requirement of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of a Requirement of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

3

Change of Control – The result caused by the occurrence of any event which results in (a) the Original Owners owning (beneficially, legally or otherwise) less than Twenty percent (20%) of any class of the issued and outstanding Capital Stock of Holdings entitled to vote, (b) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act), other than the Original Owners, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of Twenty Five Percent (25%) or more of the voting Equity Interests of Holdings, (c) Holdings owning (beneficially, legally or otherwise) less than One Hundred Percent (100%) of any class of the issued and outstanding Capital Stock of Creative Assembly Systems entitled to vote or (d) the Original Owners ceasing to direct or cause the direction of the management and policies of Creative Assembly Systems.

Closing – Has the meaning set forth in Section 4.7.

Closing Date – Has the meaning set forth in Section 4.7.

COBRA – The group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

Code – The Internal Revenue Code of 1986, as amended, or its predecessor or successor, as applicable, and any United States Treasury regulations issued thereunder.

Collateral – All of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in this Agreement and the other Loan Documents.

Commission – The Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act or the Exchange Act.

Commodity Exchange Act – The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate – Has the meaning set forth in Section 6.10.

Consolidated Amortization Expense – For any period, the aggregate consolidated amount of amortization expenses of Borrowers, as determined in accordance with GAAP.

Consolidated Depreciation Expense – For any period, the aggregate consolidated amount of depreciation expenses of Borrowers, as determined in accordance with GAAP.

4

Consolidated EBITDA – For any period, Borrowers’ Consolidated Net Income (or deficit) plus (a) Consolidated Interest Expense, plus (b) Consolidated Depreciation Expense, plus (c) Consolidated Amortization Expense, plus (d) Consolidated Tax Expense, minus (e) extraordinary gains plus (f) extraordinary losses, all as determined in accordance with GAAP.

Consolidated Interest Expense – For any period (without duplication), the aggregate consolidated amount of interest expense required to be paid or accrued during such period on all Indebtedness of Borrowers outstanding during all or any part of such period, as determined in accordance with GAAP.

Consolidated Net Income – For any period, consolidated net income after taxes of Borrowers as such would appear on Borrowers’ consolidated statement of income, prepared in accordance with GAAP.

Consolidated Tax Expense – For any period, the aggregate consolidated amount of income tax expenses of Borrowers, as determined in accordance with GAAP.

Creative Assembly Systems – Has the meaning set forth in the preamble.

Default – Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Default Rate – Has the meaning set forth in Section 2.6(b).

Disqualified Stock – Any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is ninety-one (91) days after the Revolving Loan Maturity Date.

Distribution –

a. Cash dividends or other cash distributions (including Permitted Tax Distributions) on any now or hereafter outstanding Capital Stock of any Borrower;

b. The redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and

c. Any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of any Borrower.

DOL – United States Department of Labor, or any Government Authority succeeding to the functions thereof.

Dollar, Dollars and U.S. Dollars and the Symbol $ – Lawful money of the United States of America.

5

Early Termination Date – Has the meaning set forth in Section 2.8(a).

Early Termination Fee – Has the meaning set forth in Section 2.8(a).

Prime Borrower – Has the meaning set forth in Section 2.8(a).

Prime Loan Agreement – Has the meaning set forth in Section 2.8(a).

Eligible Accounts – All Accounts of each Borrower meeting all of the following specifications: (i)the Account is lawfully and exclusively owned by such Borrower and subject to no Lien (other than Permitted Liens, if applicable, and Liens granted under this Agreement) and such Borrower has the right of assignment thereof and the power to grant a security interest therein; (ii)the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor not more than ninety (90) days past the original invoice date and does not represent a rebilling; (iii)not more than fifty percent (50%) of the aggregate balance of all Accounts owing from an Account Debtor obligated on the Account are outstanding more than ninety (90) days past their original invoice dates; (iv)the Account is not subject to any defense, set-off, retainage, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind in each case to the extent of the amount of any such defense, set-off, retainage, counterclaim, deduction, discount, chargeback, freight claim, allowance or adjustment; (v)the Account is net of any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (vi)if the Account arises from the sale of goods by such Borrower, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (vii)if the Account arises from the performance of services, such services have actually been performed; (viii)the Account arose in the ordinary course of such Borrower’s business; (ix)no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by Lender or such Borrower; (x)the Account is an Account for which Lender reasonably believes that the validity, enforceability or collection of the Account is not invalid or otherwise impaired; (xi)the Account Debtor is not a Subsidiary or Affiliate of any Borrower; (xii)the sale does not represent a sale pursuant to a government contract unless such Borrower has complied, for the benefit of Lender, with the Assignment of Claims Act; (xiii)the Account is not an Account of an Account Debtor having its principal place of business or executive office outside the United States or a province of Canada that has not adopted the Personal Property Security Act of Canada, unless the payment of such Account is guaranteed by an irrevocable letter of credit satisfactory to Lender or by credit insurance, satisfactory to Lender; (xiv)the Account is not an Account on which the Account Debtor is obligated to such Borrower under any Instrument; (xv)the transaction which gave rise to the Account complies in all respects with all applicable Requirements of Law; (xvi)the Account is not subject to performance bond, surety bond or similar instrument and (xvii)the Account meets such other reasonable specifications and requirements which may from time to time be established by Lender. Eligible Accounts shall not include that portion of an Account representing interest or finance charges for past due balances or unapplied credits.

Eligible Contract Participant – An “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

6

Eligible Inventory– Any and all finished goods Inventory of each Borrower valued at the lower of cost or market value (determined on a first-in/first-out basis)located at such Borrower’s places of business shown on Schedule “5.2” attached hereto and made part hereof (and for which location Lender has either (A) received a landlord, warehouse, processor or mortgagee waiver as determined by, and in form and substance satisfactory to, Lender or (B) established a Rent Reserve with respect to any such location not covered by a landlord, warehouse, processor or mortgagee waiver), which (i) is not subject to any Lien (other than Liens granted under this Agreement and Permitted Liens, if applicable); (ii) is not slow moving, damaged, obsolete or unmerchantable; (iii) meets all standards, if any, imposed by any Governmental Authority and all Requirements of Law including, without limitation, the Fair Labor Standards Act of 1938, as in effect from time to time; (iv) is not Inventory held on consignment; (v) is not Inventory in-transit; (vi) does not consist of shipping and packaging materials; and (vii) meets such other reasonable specifications and requirements which may from time to time be established by Lender.

Eligible Tier 1a Inventory – Any Eligible Inventory that is supported by open contracts.

Eligible Tier 1aa Inventory – Any Eligible Inventory that is supported by open orders.

Employee Pension Plan – Any Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA.

Environmental Laws – Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect from time to time.

ERISA – The Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the DOL or PBGC.

ERISA Affiliate – (i) Any corporation included with any Borrower in a controlled group of corporations within the meaning of Section 414(b) of the Code, (ii) any trade or business (whether or not incorporated) which is under common control with any Borrower within the meaning of Section 414(c) of the Code; or (iii) any member of an affiliated service group of which any Borrower is a member within the meaning of Section 414(m) of the Code.

Event of Default – Has the meaning set forth in Section 8.1.

Exchange Act – The Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

Excluded Property – With respect to a Borrower, (i) any “intent-to-use” trademark until such time as such Borrower begins to use such trademark and (i) any Property now or hereafter held by such Borrower to the extent (but only to the extent) such item contains a term or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than such Borrower) to, the creation, attachment or perfection of the security interest granted herein, and in each case solely to the extent that such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); provided, however that (x) Excluded Property shall not include any proceeds of any such item, and (y) any item of Excluded Property that at any time ceases to satisfy the criteria for Excluded Property (whether as a result of the applicable Borrower obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), shall no longer be Excluded Property.

7

Excluded Swap Obligation – With respect to any Borrower or Guarantor, any obligation under any Hedging Agreement if, and only to the extent that, all or any portion of this Agreement or any other Loan Document to which such Borrower or Guarantor is a party with respect to, the guaranty of such Borrower or Guarantor of, or the grant by such Borrower or Guarantor of a security interest to secure, such obligation under any Hedging Agreement (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Borrower’s or Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time this Agreement or any other Loan Document, or any grant by such Borrower or Guarantor of a security interest to secure such obligation under any Hedging Agreement (or any guaranty thereof), would otherwise have become effective with respect to such related obligation under any Hedging Agreement but for such Borrower’s or Guarantor’s failure to constitute an Eligible Contract Participant at such time. If an obligation under any Hedging Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligation under any Hedging Agreement that is attributable to swaps for which a guaranty or security interest is or becomes illegal.

Excluded Taxes – With respect to Lender, or any other recipient of any payment to be made by or on account of any Obligations, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located or, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located.

Executive Order No. 13224 – The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced and as may be in effect from time to time.

Expenses – Has the meaning set forth in Section 9.6.

Flood Laws – Any Requirement of Law relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and any other Requirement of Law related thereto.

8

GAAP – Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent reviewed or, if applicable, audited financial statements of Borrowers furnished to Lender and described in Section 5.7 herein.

Governmental Authority – Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Guarantors – (i) Holdings and (ii) any otherPerson who may hereafter guaranty, as surety, all of the Obligations.

Hazardous Substances – Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Hedging Agreements – Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

Holdings – Amerinac Holding Corp., a Delaware corporation.

Holdings Guaranty – The Surety and Guaranty Agreement dated as of the Closing Date made by Holdings in favor of Lender, as amended, restated, amended and restated or otherwise modified from time to time.

Indebtedness – Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including with respect to Borrowers, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all net obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Indemnified Taxes – Taxes other than Excluded Taxes.

Interest Period – Initially, the period commencing as of the Closing Date and ending on the last day of June, 2019, and, thereafter, commencing on the first day of each month ending on the last day of such month.

Intellectual Property – Property constituting under any applicable law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

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Interest Hedging Instrument – Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between any Borrower and Lender (or any Affiliate of Lender).

Interest Rate Change Date – The first day of each month commencing August 1, 2019.

Inventory – All of the “inventory” (as that term is defined in the UCC) of each Borrower, whether now existing or hereafter acquired or created.

IRS – Internal Revenue Service.

LIBOR Rate –The greater of (a) the rate of interest per annum in U.S. dollars (rounded upwards, at Lender’s option, to the next 1/8th of one percent) equal to the London interbank offered rate for deposits in U.S. dollars as administered by the ICE Benchmark Administration Limited (“ICE”, or the successor thereto if ICE is no longer quoting or administering the London interbank offered rate) (“ICE LIBOR”) for the equivalent Interest Period as published by ICE (or such other commercially available source providing quotations of ICE LIBOR as designated by Lender from time to time) at approximately 11:00 A.M. (London time) two (2) London Business Days prior to the Interest Rate Change Date and (b) zero percent (0.0%); provided; however, ifthe LIBOR Rate is unascertainable as set forth in Section 2.13, the LIBOR Rate shall be a comparable replacement rate determined in accordance with Section 2.13. Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

The interest rate on Advances may be determined by reference to ICE LIBOR. The London interbank offered rate is intended to represent the rate at whichcontributing banks may obtain short-term borrowings from each other in the London interbank market. InJuly 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would nolonger persuade or compel contributing banks to make rate submissions to ICE forpurposes of ICE setting the London interbank offered rate. As a result, it is possible that commencingin 2022, the London interbank offered rate may no longer be available or may no longer be deemed anappropriate reference rate upon which to determine the interest rate on Advances. In light of this eventuality, public and private sector industry initiatives are currentlyunderway to identify new or alternative reference rates to be used in place of the London interbankoffered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.13 of this Agreement, such Section 2.13 provides a mechanism for determining an alternative rate of interest. TheLender will notify theBorrowers pursuant to Section 2.13 in advance of any change to the reference rate upon which the LIBOR Rate is based. However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to,the administration, submission or any other matter related to the London interbank offered rate or otherrates in the definition of LIBOR Rate or with respect to any alternative or successor rate thereto, orreplacement rate thereof, including without limitation, whether the composition or characteristics of anysuch alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.13, will be similar to, or produce the same value or economic equivalence of,the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

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Lien – Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan Documents – Collectively, this Agreement, the Note, the Surety and Guaranty Agreement, the Pledge Agreement, the Perfection Certificate, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

Loans – Collectively, the unpaid balance of cash Advances under the Revolving Credit.

Lockbox – Has the meaning set forth in Section 2.4(b)(i).

Material Adverse Effect – A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, prospects, material agreements or results of operations of Borrowers, taken as a whole, or (b) any Borrower’s ability to pay the Obligations in accordance with the terms hereof, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder or (d) the validity, perfection, priority or enforceability of the Liens granted to Lender in respect of the Collateral.

Maximum Loan Amount – Six Million Dollars ($6,000,000).

Maximum Revolving Credit Amount – Six Million Dollars ($6,000,000).

Multiemployer Plan – A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower, any Borrower’s Subsidiaries or any ERISA Affiliate is required to contribute.

Non-Qualifying Party – Any Borrower or Guarantor that on the applicable date fails for any reason to qualify as an Eligible Contract Participant.

Note – the Revolving Credit Note.

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Obligations – All existing and future debts, liabilities and obligations of every kind or nature at any time owing by any Borrower to Lender or any other subsidiary of Lender or Bank Affiliate, whether under this Agreement, or any other existing or future instrument, document or agreement, between a Borrower and Lender or any other subsidiary of Lender or Bank Affiliate, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Creditand any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by any Borrower or any Subsidiary of any Borrower pursuant to an Interest Hedging Instrument; the payment of all amounts advanced by Lender or any other subsidiary of Lender or Bank Affiliate to preserve, protect, defend and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender or any other subsidiary of Lender or Bank Affiliate. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender or any other subsidiary of Lender or Bank Affiliate in connection with any lockbox, cash management, remote capture or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender or any other subsidiary of Lender or Bank Affiliate to any Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between any Borrower and Lender or any other subsidiary of Lender or Bank Affiliate. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Swap Obligations.

Organizational Documents – With respect to any Person (other than an individual) the documents by which such Person was organized (such as a certificate of incorporation or organization) and which relate to the internal governance of such Person (such as bylaws, partnership agreement or an operating or limited liability company agreement).

Original Owners – John Wachter and/or William Golden.

Other Capitalized Terms – Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

Other Taxes – All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Loan Document.

Overadvance – Has the meaning set forth in Section 2.1(a)(i).

PBGC – Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to the functions thereof.

Perfection Certificate – The Perfection Certificate provided by Borrowers to Lender on or prior to the Closing Date in form and substance satisfactory to Lender.

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Permitted Distributions – (a) Permitted Tax Distributions; (b) Specified Permitted Distributions; and (c) Borrowers may make dividends or distributions in an aggregate amount not to exceed $500,000 in any fiscal year so long as (i) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such dividend or distribution, (ii) after giving effect to any such dividend or distribution, Undrawn Availability is greater than or equal to $1,000,000 and (iii) Borrowers’ pro forma Cash Flow Coverage Ratio is equal to or greater than 1.50 to 1.00 for the four-quarter period ending on the last day of the most recently ended fiscal quarter of Borrowers (treating the proposed dividend or distribution as having been made in such four-quarter period) as evidenced by a pro forma Compliance Certificate (which must have appended thereto calculations of the pro forma Cash Flow Coverage Ratio for such four-fiscal quarter period).

Permitted Indebtedness – (a) Indebtedness to Lender in connection with the Revolving Credit or otherwise pursuant to the Loan Documents; (b) trade payables incurred in the ordinary course of any Borrower’s business; (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by any Borrower to finance the purchase of fixed assets; provided that, (i) such Indebtedness shall not exceed $100,000 in the aggregate outstanding at any one time, (ii) such Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing and (d) Indebtedness existing on the Closing Date that is identified and described on Schedule “1.1(a)” attached hereto and made part hereof.

Permitted Investments – (a) investments and advances existing on the Closing Date that are disclosed on Schedule “5.10(a)” or (b) loans to employees not to exceed $50,000in the aggregate outstanding at any time.

Permitted Liens – (a) Liens securing taxes, assessments or governmental charges or levies that are not yet due and payable; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (c) Liens on fixed assets securing purchase money Indebtedness and Capitalized Lease Obligations permitted under Section 7.6; provided that, (i) such Lien attached to such assets concurrently, or within 20 days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset acquired is furnished to Lender; (d) Liens existing on the Closing Date and shown on Schedule “1.1(b)” attached hereto and made part hereof and (e) Liens in favor of Lender securing the Obligations.

Permitted Tax Distributions – For any taxable year of any Borrower for which such Borrower is a pass through entity for income tax purposes, such Borrower may make Distributions in the aggregate amount necessary for each holder of such Borrower’s Capital Stock to pay federal and state income taxes resulting solely from such holder’s allocated share of such Borrower’s income so long as (a) no Event of Default has occurred or is continuing, or after giving effect to such Distribution, an Event of Default would occur, (b) before any such Distribution is made, such Borrower shall have delivered to Lender a written calculation, in form and substance reasonably satisfactory to Lender, showing how the amount of such Distribution was derived, and (c) in the event such Borrower has a net operating loss for any taxable year, each such holder shall immediately refund to such Borrower an amount equal to the lesser of: (1) the amount of refund which such holder obtained from previously paid federal or state income taxes as a result of carrying back such Borrower’s net operating loss, or (2) the amount by which all such Distributions previously paid by such Borrower to such holder exceed the amount of any previous refund made by such holder to such Borrower as a result of such Borrower having a net operating loss for a taxable year.

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Person – An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Plan – An “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), a “voluntary employees’ beneficiary association” (within the meaning of Section 501(a)(9) of the Code, or a “welfare benefit fund” (within the meaning of Section 419 of the Code), which is maintained, or to which contributions are, or are required to be, made, by any Borrower, any Borrower’s Subsidiaries or any ERISA Affiliate, except a Multiemployer Plan.

Pledge Agreement – The Pledge Agreement dated as of the Closing Date by Holdings in favor of Lender and acknowledged by Borrowers and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

Prime Rate – The Prime Rate as published from time to time in the “Money Rates” section of The Wall Street Journal or any successor publication, or in the event that such rate is no longer published in The Wall Street Journal, a comparable index or reference selected by Lender. The Prime Rate need not and may not necessarily be the lowest or most favorable rate offered by Lender.

Prohibited Transaction – The meaning given to such term in Section 406 of ERISA, Section 4975(c) of the Code and any Treasury regulations issued thereunder.

Property – Any interest of any Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Qualified ECP Guarantor – In respect of any obligation under any Hedging Agreement, each Borrower or Guarantor that has total assets exceeding Ten Million Dollars ($10,000,000) at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such obligation under any Hedging Agreement or such other Person as constitutes an Eligible Contract Participant and can cause another person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Related Party – With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Rent Reserve – With respect to any premises at which Collateral is located which is not owned by a Borrower or, if owned, is subject to a mortgage in favor of a Person other than the Lender, and in respect of which Lender has not received a landlord, warehouse, processor or mortgagee waiver executed by the lessor, mortgagee, warehouseman, bailee or consignee, as applicable, a reserve equal to three (3) times the monthly mortgage or lease payment or monthly warehouse, bailment or consignment charges for such premises.

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Reorganization – Any reorganization as defined in Section 4241(a) of ERISA.

Reportable Event – With respect to any Employee Pension Plan, an event described in Section 4043(c) of ERISA.

Requirement of Law – Collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Revolving Credit – Has the meaning set forth in Section 2.1(a)(i).

Revolving Credit Maturity Date – July15, 2022.

Revolving Credit Note – Has the meaning set forth in Section 2.1(b).

Securities Act – The Securities Act of 1933, as amended.

Specified Permitted Distribution – A one-time cash distribution to Holdingsin an amount up to $1,000,000 so long as (i) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such distribution, (ii) such distribution is made within sixty (60) days of the Closing Date and (iii) after giving effect to the proposed distribution, Undrawn Availability is greater than or equal to $1,000,000.

Subsidiary – With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

Surety and Guaranty Agreement – Collectively (i) the Holdings Guaranty and (ii) any other guaranty of the Obligations executed by a Guarantor in favor of Lender, in form and substance satisfactory to Lender.

Tangible Net Worth – At any time, the amount by which all of Borrowers’ consolidated assets (less (i) Intellectual Property, goodwill, covenants not to compete, and all other assets which would be classified as intangible assets under GAAP; and (ii) assets owing from Affiliates, officers, directors, shareholders and employees), exceed all of Borrowers’ consolidated liabilities, all as would be shown on Borrowers’ consolidated balance sheet prepared in accordance with GAAP.

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Taxes – All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

UCC – The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania, as in effect from time to time.

Unasserted Contingent Obligations – At any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (i) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligations, as applicable and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

Undrawn Availability – An amount equal to (a) the Borrowing Base minus (b) the sum of outstanding amount of Advances under the Revolving Credit plus all undisputed amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date, plus fees and expenses incurred in connection with the consummation of the transactions hereunder for which Borrowers are liable.

Unfunded Capital Expenditures – Capital Expenditures that are not financed through interest bearing Indebtedness.

Unused Fee – Has the meaning set forth in Section 2.7(a).

Withdrawal Liability – Any withdrawal liability as defined in Section 4201 of ERISA.

1.2. Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement. If there are any changes in GAAP after the Closing Date that would affect the computation of the financial covenants in Section 6.8, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.

1.3. Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

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SECTION II. THE LOANS

2.1. Revolving Credit: Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrowers a revolving credit facility (collectively, the “Revolving Credit”) which shall include cash Advances extended by Lender to or for the benefit of Borrowers from time to time hereunder. The aggregate principal amount of unpaid cash Advancesshall not at any time exceed the Borrowing Base. Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrowers, to be increased by future Advances which may be made by Lender, to or for the benefit of Borrowers, and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date. If the aggregate principalamount of unpaid cash Advances at any time exceeds the Borrowing Base (such excess referred to as “Overadvance”), Borrowers shall, within one (1) Business Day, repay the Overadvance in full.

b. At Closing, Borrowers shall execute and deliver a promissory note to Lender for the Maximum Revolving Credit Amount (“Revolving Credit Note”). The Revolving Credit Note shall evidence each Borrower’s joint and several unconditional obligation to repay Lender for all Advances made under the Revolving Credit, with interest as herein provided. Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof. The Revolving Credit Note shall be in form and substance satisfactory to Lender.

c. The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date. On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, and without impairing any rights under Section 3.1, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date Borrowers shall not request and Lender shall not make any further Advances under the Revolving Credit.

2.2. Reserved Reserved Advances and Payments:

a. Except to the extent otherwise set forth in this Agreement (or in the case of an Interest Hedging Instrument under the applicable agreements), all payments of principal and of interest on the Revolving Creditand all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrowers, shall be made to Lender at its banking officesin Burlington Massachusetts, or such other office as Lender may designate in writing, in United States dollars, in immediately available funds. Each Borrower hereby authorizes Lender to charge any operating account maintained by such Borrower with Lender and further agrees that Lender shall have the unconditional right and discretion (and each Borrower hereby authorizes Lender) to charge any of Borrowers’ operating and/or deposit account(s), in any event for all of Borrowers’ Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses. Alternatively, Lender may in its discretion (and each Borrower hereby authorizes Lender to) make a cash Advance under the Revolving Credit in a sum sufficient to pay all interest accrued and payable on the Obligations and to pay all costs, fees and Expenses owing hereunder. Each Borrower acknowledges that Borrowers’ failure to maintain sufficient funds in any checking, operating or deposit account for payment of any of the Obligations, or Lender’s failure to charge any such account shall not relieve any Borrower of any payment obligation under this Agreement or any other Loan Document. Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

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b. Borrowers shall establish and maintain either (i) a lockbox account (“Lockbox”) on terms and conditions satisfactory to Lender, or(ii) a depository account(s) (“Cash Collateral Account”), subject to the provisions of this subparagraph. Borrowers shall cause (and Lender is hereby irrevocably authorized to cause), the transfer of all payments on Accounts from the Lockbox (if applicable) into the Cash Collateral Account. Deposits into the Cash Collateral Account shall be applied by Lender daily on each Business Day, subject to Lender’s standard clearing procedures and clearing periods for deposited funds, to reduce the outstanding principal amount under the Revolving Credit and the Business Day on which each such item of payment is credited shall be referred to, with respect to such item as the “Application Date”. All collections of Accounts and proceeds of other Collateral to the extent received by any Borrower shall be held in trust for the benefit of Lender and remitted, in specie, to Lender for deposit in the Cash Collateral Account immediately upon receipt by Borrowers. No Borrower shall have any right of access to or withdrawal from the Cash Collateral Account. All funds deposited into the Lockbox and Cash Collateral Account shall immediately become the property of Lender. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Lender shall be deemed applied by Lender on account of the Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Lender, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Lender as a wire transfer or electronic depository check) multiplied by (z) the interest rate applicable to cash Advances under the Revolving Credit for two (2) Business Days. Borrowers acknowledge that Lender shall apply proceeds of collections against any Accounts of the Borrowers as reported by Borrowers’ in their last delivered Borrowing Base Certificate as and when collections on such Accounts are received.

c. Cash Advances which may be made by Lender from time to time under the Revolving Credit shall be made available by crediting such proceeds to the applicable Borrower’s operating account with Lender.

i. All cash Advances requested by any Borrower under the Revolving Credit (other than through the zero balance cash management arrangement) must be in the minimum amount of Fifty Thousand Dollars ($50,000) and integral multiples of Ten Thousand Dollars ($10,000) in excess thereof.

ii. All cash Advances requested by any Borrower under the Revolving Credit are to be in writing pursuant to a written request (“Advance Request”) executed by an Authorized Officer of Borrowing Agent in the form of Exhibit ”A” attached hereto or pursuant to a zero balance cash management arrangement with Lender. Loans must be requested by 10:00 A.M., Eastern time, on the date such Advance is to be made.

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iii. Upon receiving a request for an Advance in accordance with subparagraph (ii) above, and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to the applicable Borrower as soon as is reasonably practicable thereafter on the day the requested Advance is to be made.

2.5. Interest:

a. The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof at a per annum rate equal to, the LIBOR Rate plus three hundred (300) basis points.

b. Interest on Loans shall be payable monthly, in arrears, on the first day of each month, beginning on the first day of the first calendar month after the Closing Date and on the Revolving Credit Maturity Date.

c. Subject to Section 2.13, interest on any Loans under the Revolving Credit which cannot bear interest calculated by reference to the LIBOR Rate, will be charged to Borrowers at a fluctuating rate which is the daily equivalent to a rate equal to the Prime Ratetwo hundred (200) basis points, or at such other rate agreed on from time to time by the parties, upon any balance owing to Lender at the close of each day and shall be payable (1) on the first day of each month in arrears; (2) on the Revolving Credit Maturity Date; (3) on acceleration of the Obligations; and (4) on the date the Obligations are paid in full. The rate of interest payable by Borrowers shall be changed effective as of that date in which a change in the Prime Rate becomes effective.

2.6. Additional Interest Provisions:

a. Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

b. After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loans, shall be increased by three hundred (300) basis points (“Default Rate”). All such increases may be applied retroactively to the date of the occurrence of the Event of Default. Each Borrower agrees that the Default Rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

c. All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after a Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

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2.7. Fees and Charges:

a. If, for any calendar month, the average daily unpaid balance of the Advances for each day of such calendar quarter does not equal the Maximum Revolving Credit Amount, then Borrowers shall pay to Lender a fee (the “Unused Fee”) at a rate equal to one quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Credit Amount exceeds such average daily unpaid balance. The Unused Fee shall be payable to Lender in arrears on the first day of each calendar month with respect to the previous calendar month and on the Revolving Credit Maturity Date.

b. Borrowers shall pay Lender a collateral monitoring fee equal to $1,000 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the term of this Agreement. The collateral monitoring fee shall be deemed earned in full on the date when the same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

c. Upon the execution of this Agreement, Borrowers shall pay to Lender a closing fee equal to $15,000 which shall be fully earned and non-refundable as of the Closing Date.

d. Borrowers shall unconditionally pay to Lender a late charge equal to five percent (5%) of any and all payments of principal or interest on the Loans that are not paid within ten (10) days of the due date. Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations. Each Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

2.8. Early Termination; Prepayments:

a. In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof) and this Agreement is terminated prior to the Revolving Credit Maturity Date (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall concurrently pay to Lender an early termination fee (the “Early Termination Fee”) in an amount equal to (x) 3% of the Maximum Loan Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (y) 2% of the Maximum Loan Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date and (z) 1% of the Maximum Loan Amount if the Early Termination Date occurs on or after the second anniversary of the Closing Date.Notwithstanding the foregoing, the Early Termination Fee shall not be due and payable to the Lender in the event (a) the Lender declines to renew that certain Loan and Security Agreement by and between Prime Metals Acquisition LLC (the “Prime Borrower”) and Lender dated August 31, 2018 (the “Prime Loan Agreement”) at the Revolving Credit Maturity Date (as defined in the Prime Loan Agreement) and (b) the Borrowers terminate this Agreement in order to obtain third-party financing as a co-borrower or guarantor with the Prime Borrower.

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b. Subject to Section 7.1 hereof, upon any Asset Sale, Borrowers shall prepay the Revolving Credit, subject to Borrowers’ ability to re-borrow in accordance with this Agreement, in an amount equal to the net proceeds of the Asset Sale (i.e., the gross proceeds less the reasonable and customary costs of such sale or other dispositions) upon any Borrower’s receipt thereof.

2.9. Use of Proceeds: The extensions of credit under and proceeds of the Revolving Credit shall be used for working capital and general corporate purposes and to fund the Specified Permitted Distribution.

2.10. Capital Adequacy: If, after the date hereof, Lender reasonably determines that any Change in Law, regarding capital or liquidity requirements for banks or bank holding companies, has or would have the effect of reducing the return on Lender’s or Lender’s holding company’s capital as a consequence of Lender’s commitments hereunder to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy) then Lender may notify Borrowers thereof, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect. Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ten (10) days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumption upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

2.11. Taxes.

a. Any and all payments by or on account of any Obligations hereunder or under any Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by any Requirement of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with any Requirements of Law.

b. Without limiting the provisions of Section 2.11a above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with any Requirement of Law.

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c. Borrowers shall indemnify Lender for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11 paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by Lender shall be conclusive absent manifest error.

d. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

e. If Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.11 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This Section 2.11 shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

2.12. Joint and Several Liability.

a. Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

b. The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Lender shall not incur liability to Borrowers as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Lender on any request or instruction from Borrowing Agent or any other action taken by Lender with respect to this Section 2.12 except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

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c. All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

d. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ Property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

2.13. Successor LIBOR Rate Index.

a. If Lender determines (which determination shall be conclusive and binding upon the Borrowers)that(i) deposits of a type and maturity appropriate to match fund Loans at theLIBOR Rate are not available in the relevant market, or(ii) the interest rate applicable to Loans bearing interest at the LIBOR Rate is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Loans at the LIBOR Rate,then Lender shall suspend the availability of the LIBOR Rate and require any affected Advances bearing interest at the Libor Rate to be converted to Advances bearing interest at the Prime Ratein accordance with Section 2.5(c) or repaid, in either case subject to the payment of any funding indemnification amounts required by this Agreement.

b. Notwithstanding the foregoing or any provisions in the other Loan Documents, in the event Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.13(a) have arisen and such circumstances are unlikely to be temporary, or (ii) the circumstances set forth in Section 2.13(a) have not arisen but (A) ICE or any successor Person that takes over the administration and the quoting services of the LIBOR Rate (the “LIBOR Administrator”) permanently or indefinitely discontinues its administration and publication of the LIBOR Rate for deposits in U.S. dollars, or (B) the LIBOR Administrator, the supervisor of the LIBOR Administrator or a Governmental Authority having jurisdiction over Lender has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans or after which a screen rate for the LIBOR Rate will be permanently or indefinitely cease to be published or (C) the supervisor of the LIBOR Administrator has made a public statement that the LIBOR Administrator is insolvent (and there is no successor administrator that will continue publication of the LIBOR Rate for deposits in U.S. dollars), or (iii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly bank-originated commercial loans in dollars in the U.S. market, then, in each case,Lender shall notify the Borrowers of such an event and shall select, in its sole discretion, as of any such determination date, an alternate rate of interest, together with any spread or adjustment to be applied to such an alternate rate of interest to account for the effects of the transition from the LIBOR Rate to such an alternate rate of interest, to replace the LIBOR Rategiving due consideration to the then prevailing market convention for determining a rate of interest for comparable bank-originated commercial loans in the United States at such time, such alternate rate to become effective immediately upon notification by Lender to the Borrowers. If deemed necessary by Lender, the Borrowers agree to enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as Lender may request.Upon the occurrence of any of the above events and until an alternate rate of interest shall be determined in accordance with this Section 2.13(b), any request pursuant to an Advance Request that requests the conversion of any Loan to, or continuation of any Loan as, a Loan bearing interest at the LIBOR Rate shall be ineffective and any such Loan shall be automatically continued as or converted to, as the case may be, aLoan bearing interest at the Prime Ratein accordance with Section 2.5(c), and if any request pursuant to an Advance Request requests a Loan bearing interest at the LIBOR Rate, such Loan shall instead be made as a Loan bearing interest at the Prime Ratein accordance with Section 2.5(c). If the alternate rate of interest determined pursuant to this Section 2.13(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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SECTION III. COLLATERAL

3.1. Collateral: As security for the payment of the Obligations, and satisfaction by each Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents:

a. Personal and Real Property: Each Borrower hereby assigns and grants to Lender, a continuing Lien on and security interest in, upon and to all assets of such Borrower, including but not limited to the following Property, all whether now existing or hereafter acquired, created or arising and wherever located:

i. Accounts – All Accounts;

ii. Chattel Paper – All Chattel Paper;

iii. Documents – All Documents;

iv. Instruments – All Instruments;

v. Inventory – All Inventory including any Inventory consigned to any Borrower;

vi. General Intangibles – All General Intangibles;

vii. Equipment – All Equipment,

viii. Fixtures – All Fixtures;

ix. Deposit Accounts – All Deposit Accounts;

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x. Goods – All Goods;

xi. Letter of Credit Rights – All Letter of Credit Rights;

xii. Supporting Obligations – All Supporting Obligations;

xiii. Investment Property – All Investment Property (including any Permitted Investments that constitute Investment Property);

xiv. Commercial Tort Claims – All Commercial Tort Claims identified and described on Schedule “5.20” (as amended or supplemented from time to time);

xv. Property in Lender’s Possession – All Property of any Borrower, now or hereafter in Lender’s possession; and

xvi. Proceeds – The Proceeds (including, without limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (xv).

Provided, however, that the Collateral shall not include any Excluded Property.

3.2. Lien Documents: At Closing and thereafter as Lender deems necessary, each Borrower shall execute and/or deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender and its counsel):

a. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where such Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

b. Any other agreements, documents, instruments and writings, including, without limitation, intellectual property security agreements, required by Lender to evidence, perfect or protect the Liens and security interests in the Collateral or as Lender may reasonably request from time to time.

3.3. Other Actions:

a. In addition to the foregoing, each Borrower shall do anything further that may be reasonably required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder. At Lender’s reasonable request, each Borrower shall also immediately deliver (with execution by such Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein), or cause to be delivered to Lender all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes, stock powers, letters of credit, certificates and documents of title, Chattel Paper, Warehouse Receipts, Instruments, and any other similar instruments constituting Collateral.

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b. Lender is hereby authorized to file financing statements and amendments to financing statements without any Borrower’s signature, in accordance with the UCC. Each Borrower hereby authorizes Lender to file all such financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, including financing statements listing “All Assets” in the collateral description therein. Each Borrower agrees to comply with the requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter of Credit Rights and Investment Property.

3.4. Searches, Certificates:

a. Lender shall, prior to or at Closing, and thereafter as Lender may determine from time to time, at Borrowers’ expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrowers in this Agreement):

i. UCC searches with the Secretary of State and local filing office of each state where each Borrower is organized, maintains its executive office, a place of business, or assets; and

ii. Judgment, state and federal tax lien and corporate tax lien searches, in all applicable filing offices of each state searched under subparagraph (i) above.

b. Each Borrower shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing certificates showing such Borrower to be in good standing in its state of organization and in each other state in which it is doing and presently intends to do business for which qualification is required.

3.5. Landlord’s and Warehouseman’s Waivers; Access Agreements: Each Borrower will cause each owner or mortgagee of any premises occupied by such Borrower or to be occupied by such Borrower and each warehouseman of any warehouse or each processor of Collateral, where, in either event Collateral is held, to execute and deliver to Lender an instrument, in form and substance satisfactory to Lender, under which such owner(s), mortgagee, processor or warehouseman subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Lender to remain on such premises to dispose of or deal with any Collateral located thereon.

3.6. Power of Attorney: Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of such Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to such Borrower and constitute collections on such Borrower’s Accounts or proceeds of other Collateral; (b) execute and/or file in the name of each Borrower any financing statements, schedules, assignments, instruments, documents and statements that such Borrower is obligated to give Lender hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Lender’s security interest or Lien in the Collateral including without limitation, the notification of Account Debtors of Lender’s security interest in any such Collateral; and (c) upon the occurrence of an Event of Default do such other and further acts and deeds in the name of each Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral.

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SECTION IV. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

4.1. Resolutions, Opinions, and Other Documents: Each Borrower shall have delivered, or caused to be delivered to Lender the following:

a. this Agreement, the Note and each of the other Loan Documents all properly executed;

b. certified copies of (i) resolutions of each Borrower’s and each Guarantor’s board of directors’ or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement, the Note (in the case of any Borrower) to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof, (ii) each Borrower’s and each Guarantor’s Organizational Documents (certified by the applicable secretary of state) and (iii) the good standing (or equivalent status) of such Borrower or Guarantor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s or Guarantor’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

c. an incumbency certificate for each Borrower and each Guarantor identifying all Authorized Officers, with specimen signatures;

d. a written opinion of Borrowers’ independent counsel addressed to Lender and opinions of such other counsel as Lender deems reasonably necessary;

e. such financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

f. certification by an Authorized Officer of each Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of any Borrower since December 31, 2018;

g. payment by Borrowers of all Expenses associated with the Loans;

h. searches and certificates required under Section 3.4;

i. the waivers required under Section 3.5;

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j. control agreements with the applicable financial institutions in form and substance satisfactory to Lender with respect to all Deposit Accounts;

k. insurance certificates and policies as required under Section 6.2;

l. journal entry adjustment to debit intercompany payable liability and credit equity by receipt of the May 31, 2019 financial statements, along with validation of the entry from the Borrowers’ accountant;

m. an initial Borrowing Certificate dated the Closing Dateand showing Undrawn Availability of no less than $1,600,000; and

n. such other documents reasonably required by Lender.

4.2. Reserved

4.3. Absence of Certain Events: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.4. Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date. No Borrower shall have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

4.5. Compliance with this Agreement: Each Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrowers before or at the Closing Date.

4.6. Officers’ Certificate: Lender shall have received a certificate dated the Closing Date and signed by an Authorized Officer of Borrowing Agent certifying that all of the conditions specified in this Section have been fulfilled.

4.7. Closing: Subject to the conditions of this Section, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”) at such time and place as may be mutually agreeable to the parties.

4.8. Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by any Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by any Borrower are specifically reserved by Lender.

4.9. Conditions for Future Advances: The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel) following the Closing Date:

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a. This Agreement and each of the other Loan Documents shall be effective;

b. No event or condition shall have occurred or become known to any Borrower, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

c. No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

d. Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.4 hereof;

e. No Lien (other than a Permitted Lien) has been imposed on any Borrower;

f. Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects (except to the extent already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects), as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date; and

g. Lender shall have received, in form and substance acceptable to Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION V. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the initial Advances under the Revolving Credit and Loans to Borrowers, each Borrower warrants and represents to Lender that:

5.1. Organization and Validity:

a. Each Borrower (i) is a corporation or limited liability company, duly organized and validly existing under the laws of the state of its organization, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect. A list of all states and other jurisdictions where each Borrower is qualified to do business is shown on Schedule ”5.1” attached hereto and made part hereof.

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b. The making and performance of this Agreement and the other Loan Documents will not (i) violate any Requirement of Law or decree, award, injunction, judgment by which such Borrower is bound, (ii) violate the Organizational Documents of any Borrower, (iii) cause or result in the imposition or creation of any Lien upon any property of any Borrower, or (iv) violate or result in a default or breach (immediately or with the passage of time) under any contract, agreement, indenture or instrument to which such Borrower is a party, or by which such Borrower is bound. No Borrower is in violation of any term of any contract, agreement, indenture or instrument to which it is a party or by which it may be bound which violation has or could have a Material Adverse Effect, or of its Organizational Documents.

c. Each Borrower has all requisite power and authority to enter into and perform this Agreement and each other Loan Document to which it is party and to incur the obligations herein and therein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

d. This Agreement, the Note to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon each Borrower, as applicable, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2. Places of Business: The only places of business of each Borrower, and the places where such Borrower keeps and intends to keep its Property, are at the addresses shown on Schedule “5.2” attached hereto and made part hereof.

5.3. Pending Litigation: There are no suits, claims, judgments or judicial or administrative orders or proceedings pending, or to the knowledge of any Borrower, threatened, against any Borrower in any court or before any Governmental Authority which (i) individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect or (ii) allege the invalidity of or dispute any of the terms of this Agreement or the Loan Documents. No Borrower is in violation of any order, writ, injunction or decree of any Governmental Authority. To the knowledge of each Borrower, there are no investigations (civil or criminal) pending or threatened against such Borrower in any court or before any Governmental Authority.

5.4. Title to Properties: Each Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it purports to own, free from Liens and free from the claims of any other Person, except for Permitted Liens.

5.5. Consent: No consent, approval, license or authorization of any Person, or recording, registration or filing with any Person is required by any Requirement of Law or any agreement in connection with any Borrower’s execution, delivery and performance of this Agreement or any other Loan Documents (other than the filings and other actions required to be taken by the terms of the Loan Documents to perfect the Liens created by the Loan Documents).

5.6. Taxes: All tax returns required to be filed by any Borrower in any jurisdiction have been filed. All taxes, assessments, fees and other governmental charges upon any Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. No Borrower is aware of any proposed additional tax assessment or tax to be assessed against or applicable to any Borrower.

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5.7. Financial Statements and Projections:

a. The annual audited balance sheet of Borrowers as of December 31, 2018, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date accompanied by reports thereon from Borrowers’ independent certified public accountants (complete copies of which have been delivered to Lender), and the interim internally prepared consolidated balance sheet of Borrowers as of May 31, 2019, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of each Borrower as of such date and the results of its operations for such periods. The fiscal year for each Borrower currently ends on December 31. Each Borrower’s federal tax identification number is as shown on Schedule ”5.7” attached hereto and made part hereof.

b. No Borrower has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in Section 5.7(a) and there are not now and not anticipated any material unrealized losses of any Borrower.

c. The operating projections that have been previously submitted to Lender and that will be submitted to Lender pursuant to Section 6.9, present, to each Borrower’s knowledge and belief based on reasonable assumptions, a reasonable expectation of results of operations and sources and uses of cash of Borrowers for the periods covered by such projections (it being recognized by Lender that any projections and forecasts provided by the Borrowers are based on estimates and assumptions believed by the Borrowers to be reasonable as of the date of the projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.8. Full Disclosure: The financial statements referred to in Section 5.7 of this Agreement do not, nor does any other written statement of any Borrower to Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading. There is no fact known to any Borrower which has not been disclosed in writing to Lender which has or could have a Material Adverse Effect.

5.9. Subsidiaries: No Borrower has any Subsidiaries, except as shown on Schedule “5.9” attached hereto and made part hereof, which Schedule shows such Subsidiary’s name, jurisdiction of organization, classes of Capital Stock and the holders of such Capital Stock.

5.10. Investments, Guarantees, Contracts, etc.:

a. No Borrower owns or holds equity or long term debt investments in, or has any outstanding advances to, any other Person, except as shown on Schedule “5.10(a),” attached hereto and made part hereof.

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b. No Borrower has entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule “5.10(b),” attached hereto and made part hereof.

c. No Borrower is a party to any contract or agreement, or subject to any restriction under any Organizational Document, which, assuming compliance with such contract, agreement or restriction, has or could reasonably be expected to have a Material Adverse Effect.

d. Except as otherwise specifically provided in this Agreement, no Borrower has agreed or consented to, or is party to any agreement, restricting, directly or indirectly, the granting of a Lien with respect to any Borrower’s Property.

5.11. Government Regulations, ERISA, etc.:

a. The use of the proceeds of the Loans will not directly or indirectly violate or result in a violation of Section 7 of the Exchange Act, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. No Borrower owns or intends to carry or purchase any “margin stock” within the meaning of said Regulation U.

b. Each Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

c. i. No Borrower, no Subsidiary of any Borrower and no ERISA Affiliate maintains or contributes to any Employee Pension Plan or Multiemployer Plan, except as disclosed on Schedule 5.11(c) attached hereto. Each Borrower has furnished to Lender a copy of the most recent actuarial report for each Employee Pension Plan that is a defined benefit plan as defined in Section 3(35) of ERISA, and for any Plan that is a funded employee welfare benefit plan, and each such report is accurate in all material respects.

i. Each Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter from the IRS with respect to all plan document qualification requirements for which the remedial amendment period under Section 401(b) of the Code has closed, any plan document amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, since the date of such letter which would reasonably be expected to prevent any such plan from remaining so qualified.

ii. Each Plan has been operated in all material respects in compliance with the requirements of the Code and ERISA and the terms of each Plan.

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iii. Except as specifically disclosed on Schedule 5.11(c): (a) with respect to any Plan, there has been no transaction in connection with which any Borrower, its Subsidiaries or their respective ERISA Affiliates could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax penalty imposed pursuant to Section 4975 of the Code; (b) there has been no failure by any Employee Pension Plan to satisfy the Minimum Funding Standards applicable to such Employee Pension Plan, whether or not waived, or an unfulfilled obligation to contribute to any Multiemployer Plan; (c) no liability to the PBGC has been or is reasonably expected to be incurred with respect to any Employee Pension Plan except for required premium payments to the PBGC; (d) there has been (1) no Reportable Event with respect to any Employee Pension Plan, and (2) no event or condition which presents a material risk of termination of any Employee Pension Plan by the PBGC, in either case involving conditions which could result in any liability to the PBGC; (e) neither any Borrower, its Subsidiaries nor any ERISA Affiliate (1) has incurred or reasonably expects to incur Withdrawal Liability with respect to any Multiemployer Plan, (2) has received any notification that a Multiemployer Plan is in Reorganization, or (3) reasonably expects any Multiemployer Plan to be in Reorganization; (f) there is no material liability, and no circumstances exist pursuant to which any such material liability could reasonably be imposed on any Borrower, any of its Subsidiaries or any ERISA Affiliate under Sections 4980B, 4980D or 5000 of the Code or Sections 409 and 502(l) of ERISA, with respect to any Plan; (g) there is no Plan (that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA) (1) providing for retiree health and/or life insurance or death benefits, other than for continuation coverage described under COBRA (or similar state law) or (2) having unfunded liabilities; (h) neither any Borrower, its Subsidiaries nor any ERISA Affiliate is subject to the Early Warning Program of the PBGC (as described in PBGC Technical Update 00-3) or has been contacted by the PBGC in connection with the PBGC’s Early Warning Program; and (i) there is no outstanding material liability attributable to any Employee Pension Plan subject to Title IV of ERISA or any Multiemployer Plan which was previously maintained by or to which contributions were made or required to be made by any Borrower, any of its Subsidiaries or any ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate.

d. No Borrower is in violation of, or in receipt of written notice that it is in material violation of, any Requirement of Law (including, without limitation, Environmental Laws).

5.12. Business Interruptions: Within five (5) years prior to the date hereof, none of the business, Property or operations of any Borrower has been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against such Borrower. There are no pending or, to any Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting any Borrower. No labor contract of any Borrower is scheduled to expire prior to the Revolving CreditMaturity Date.

5.13. Names and Intellectual Property:

a. Within five (5) years prior to the Closing Date, no Borrower has conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule “5.13(a)” attached hereto and made part hereof. Each Borrower is the sole owner of all names listed on such Schedule “5.13(a)” and to Borrowers’ knowledge, any and all business done and all invoices issued in such trade names are such Borrower’s sales, business and invoices. Each trade name of each Borrower represents a division or trading style of such Borrower and not a separate Subsidiary or Affiliate or independent entity.

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b. All Intellectual Property which each Borrower uses, plans to use or has a right to use are shown on Schedule “5.13(b)” attached hereto and made part hereof and such Borrower is the sole owner of such Intellectual Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on Schedule “5.13(b)”. No Borrower is in violation of any rights of any other Person with respect to such Property

c. Except as shown on Schedule “5.13(c)” attached hereto and made part hereof, (i) no Borrower requires any Intellectual Property, or any license(s) to use any Intellectual Property of any other Person in order to provide services to its customers in the ordinary course of business; and (ii) Lender will not require any Intellectual Property of any other Person or any licenses to use the same in order to provide such services after the occurrence of an Event of Default.

5.14. Other Associations: No Borrower is engaged and has any interest in any joint venture or partnership with any other Person except as shown on Schedule “5.14,” attached hereto and made part hereof.

5.15. Environmental Matters: Except as shown on Schedule “5.15,” attached hereto and made part hereof:

a. Neither any Borrower nor, to the knowledge of any Borrower, any other Person has caused any Property presently owned, leased or operated by any Borrower to contain, or to have previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation in any material respect of, or (ii) could give rise to liability under, any Environmental Law.

b. Each Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance in all material respects with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

c. No Borrower has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and no Borrower has any knowledge that any such notice will be received or is being threatened.

d. Hazardous Substances have not been transported or disposed of by or on behalf of any Borrower in a manner or to a location which are reasonably likely to give rise to liability of any Borrower under any Environmental Law.

e. No judicial proceeding or governmental or administrative action is pending, or to the knowledge of any Borrower, threatened under any Environmental Law to which any Borrower is, or to any Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a Material Adverse Effect on any natural resources or on any Borrower’s business, financial condition, Property or prospects under any Environmental Law.

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5.16. Investment Company Act: No Borrower is an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940.

5.17. Capital Stock: The authorized and outstanding Capital Stock of each Borrower is as shown on Schedule “5.17” attached hereto and made part hereof. All of the Capital Stock of each Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except as set forth on Schedule “5.17”, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre‑emptive rights held by any Person with respect to the shares of Capital Stock of such Borrower. No Borrower has issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.18. Solvency: After giving effect to the transactions contemplated under this Agreement, each Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay such Borrower’s debts. No Borrower will be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.19. Perfection and Priority: This Agreement and the other Loan Documents are effective to create in favor of Lender legal, valid and enforceable Liens in all right, title and interest of each Borrower in the Collateral, and when financing statements have been filed in the offices of the jurisdictions shown on Schedule “5.19,” attached hereto and made part hereof under such Borrower’s name and control is taken with respect to such Collateral where control is necessary to perfect such security interest, such Borrower will have granted to Lender, and Lender will have perfected first priority Liens in the Collateral, to the extent a security interest therein can be perfected by filing a financing statement or obtaining control, superior in right to any and all other Liens, existing or future other than Permitted Liens.

5.20. Commercial Tort Claims: As of the Closing Date, no Borrower is a party to any Commercial Tort Claims, except as shown on Schedule “5.20” attached hereto and made part hereof.

5.21. Letter of Credit Rights: As of the Closing Date, no Borrower has any Letter of Credit Rights, except as shown on Schedule “5.21,” attached hereto and made part hereof.

5.22. Deposit Accounts: All Deposit Accounts of each Borrower are shown on Schedule “5.22,” attached hereto and made part hereof.

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5.23. Anti-Terrorism Laws:

a. General. Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

b. Executive Order No. 13224. Neither any Borrower nor any Affiliate of any Borrower, or to any Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

i. a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

ii. a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

iii. a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv. a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

v. a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

vi. a Person who is affiliated with a Person listed above.

5.24. Certificate of Beneficial Ownership: The Certificate of Beneficial Ownership executed and delivered to Lender for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

SECTION VI. BORROWERS’ AFFIRMATIVE COVENANTS

Each Borrower covenants that until all of the Obligations are paid and satisfied in full (excluding contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the Revolving Credit has been terminated, that:

6.1. Payment of Taxes and Claims: Each Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon such Borrower’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that each Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by such Borrower, and if such Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and such Borrower’s title to, and its right to use, its Property are not materially adversely affected thereby.

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6.2. Maintenance of Properties and Corporate Existence:

a. Property – Each Borrower shall maintain its Property in good condition (normal wear and tear excepted), make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by such Borrower.

b. Property Insurance, Public and Products Liability Insurance – Each Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as such Borrower. At or prior to Closing, each Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may require, and any certificates of insurance shall be issued on Acord Form-27. In the event any Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for such Borrower, but such Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Lender’s Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of any Borrower. Each Borrower hereby appoints Lender as such Borrower’s attorney‑in-fact, exercisable at Lender’s option to endorse any check which may be payable to such Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Lender pursuant to the provisions of this Section may be applied by Lender, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its discretion may from time to time determine. Each Borrower further covenants that all insurance premiums owing under its current policies have been paid. Each Borrower shall notify Lender, immediately, upon such Borrower’s receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

c. Financial Records – Each Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. No Borrower shall change its fiscal year end date without the prior written consent of Lender.

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d. Corporate Existence and Rights – Each Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises. Each Borrower shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or the conduct of its businesses.

e. Compliance with Laws – Each Borrower shall be in compliance with any and all Requirements of Law to which it is subject, including, without limitation, Environmental Laws. Each Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against any Borrower or any Property of such Borrower.

f. Flood Laws– Each Borrower shall take all actions required under the Flood Laws and/or requested by Lender to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Lender with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Lender and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

6.3. Business Conducted: Each Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. No Borrower shall engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by such Borrower immediately prior to the Closing Date.

6.4. Litigation Notices: Each Borrower shall give prompt notice to Lender of any litigation claiming in excess of One Hundred Thousand Dollars ($100,000), from such Borrower, or which may otherwise have a Material Adverse Effect.

6.5. Issue Taxes: Each Borrower shall pay all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Note and the recording of any lien documents. The obligations of each Borrower hereunder shall survive the payment of Borrowers’ Obligations hereunder and the termination of this Agreement.

6.6. Bank Accounts: Each Borrower shall maintain its primary depository and cash management relationship with Lender.

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6.7. ERISA Notices: Each Borrower shall deliver to Lender (i) promptly, and in any event within ten (10) Business Days, after the receipt thereof, copies of all reports and notices which any Borrower, any of its Subsidiaries or any ERISA Affiliate receives from PBGC, IRS or the DOL, and at the request of Lender, copies of all annual reports for Employee Pension Plans filed with the DOL or IRS, and (ii) as soon as possible and in any event within ten (10) Business Days after any Borrower knows or has reason to know that (A) any Reportable Event has occurred or is reasonably expected to occur with respect to any Employee Pension Plan, (B) an Accumulated Funding Deficiency has been incurred or an application has been made to the Secretary of the United States Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to an Employee Pension Plan, (C) proceedings have been instituted or are reasonably expected to be instituted under Title IV of ERISA to terminate any Employee Pension Plan, (D) any Withdrawal Liability from a Multiemployer Plan has been or will be incurred by any Borrower, any of its Subsidiaries or any ERISA Affiliate, (E) any Multiemployer Plan is or is reasonably expected to be in Reorganization, terminated, partitioned or declared insolvent, (F) an action has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, (G) any event, transaction or condition has occurred or will occur that could reasonably be expected to result in the imposition of a lien under Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, (H) any Prohibited Transaction or other transaction, event or condition has occurred or will occur with respect to a Plan that could reasonably be expected to result in any Borrower, any of its Subsidiaries or any ERISA Affiliate incurring a material liability or becoming subject to a material penalty or excise tax, or (I) the PBGC has contacted any Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to the PBGC’s Early Warning Program, a certificate of an Authorized Officer of Borrowing Agent setting forth the details as to such event, transaction or condition and the action any Borrower has taken, is taking or proposes to take with respect thereto and with respect to (A) and (B) above, with copies of any notices and applications.

6.8. Financial Covenants: Borrowers shall maintain and comply with, and cause to be maintained and complied with, the following financial covenants:

a. Cash Flow Coverage Ratio – Commencing with the fiscal quarter endingSeptember 30,2019, Borrowers shall maintain a Cash Flow Coverage Ratioof not less than 1.20 to 1.00. The Cash Flow Coverage Ratio shall be measured quarterly as of each quarter end, on a rolling four (4) quarter basis;provided; however, for purposes of calculating the Cash Flow Coverage Ratio for any four fiscal quarter testing period ending on or prior to June 30, 2020, the amount under clause (ii) of the definition of “Cash Flow Coverage Ratio” for such period, shall be deemed to be the amount derived from the calculation of the amount under clause (ii) of the definition of “Cash Flow Coverage Ratio”from the Closing Date to the end of the relevant four fiscal quarter testing period multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days from the Closing Date to (and including) the last day of such testing period.

b. Tangible Net Worth –Commencing as of the end of the fiscal quarter ending December 31, 2019, Borrowers shall maintain Tangible Net Worth of no less than OneMillion Five Hundred Thousand Dollars ($1,500,000),which amount shall increase annually on June 30 (including June 30, 2020) of each year by an amount equal to fifty percent (50%) of Borrowers’ prior year’s undistributed Consolidated Net Income (without deduction for loss) determined by Lender from Borrowers’ annual financial statements. Borrowers’ compliance with this covenant will be determined semi-annually on each June 30 and December 31.

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6.9. Financial and Business Information: Each Borrower shall deliver or cause to be delivered to Lender the following:

a. Financial Statements and Collateral Reports: such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

i. within thirty (30) days after the end of each calendar month of Borrowers, the consolidated and consolidating income and cash flow statements of each Borrower and its Subsidiaries for such month and for the expired portion of the fiscal year ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating balance sheet of each Borrower and its Subsidiaries as at the end of such month, setting forth in comparative form the corresponding figures as at the end of the corresponding periods of the previous fiscal year, in reasonable detail and certified by Borrowing Agent’s chief financial officer to have been prepared from the books and records of Borrowers;

ii. within ninety (90) days after the end of each fiscal year of Borrowers, the consolidated and consolidating income and cash flow statements of Holdings and its Subsidiaries for such year, and the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and prepared by an independent public accounting firm acceptable to Lender, and unqualifiedly certified to have been prepared in accordance with GAAP, together with copies of any management letters provided by such accountants to management of Borrowers;

iii. within (1) twenty (20) days of the end of each calendar month, each Borrower’s accounts receivable aging report, accounts payable aging report, inventory reports, a listing of ineligible Accounts and Inventory, reconciliations and a borrowing base certificate, in the form of Exhibit “B” attached hereto and made part hereof (“Borrowing Base Certificate”) as such Exhibit may change from time to time at Lender’s permitted discretion, and such other reports as Lender reasonably deems necessary, certified by Borrowing Agent’s chief financial officer as true and correct, all in form and substance reasonably satisfactory to Lender and (2) on or before Tuesday of each week an updated sales journal setting forth in reasonable detail Borrowers’ sales for, and as of the end of, the prior week; and

iv. no later than thirty (30) days prior to the end of each fiscal year, Borrowers’ annual consolidated and consolidating financial statement projections for the upcoming fiscal year and including, without limitation, a balance sheet, income statement and cash flow statement and projected borrowing availability under the Revolving Credit, all shown on a monthly basis. Such projections shall be consistent in format with the historical financial statements and shall include disclosure of all significant assumptions used in preparing the projections.

b. Notice of Event of Default – promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking (and propose to take) with respect thereto,

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c. Notice of Claimed Default – promptly upon receipt by any Borrower, notice of default, oral or written, given to any Borrower by any creditor for Indebtedness for borrowed money of any Borrower in excess of One Hundred Thousand Dollars ($100,000);

6.10. Officers’ Certificates: Along with the set of financial statements delivered to Lender at the end of each fiscal month pursuant to Section 6.9(a)(i) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(ii) hereof, Borrowers shall deliver to Lender a certificate (“Compliance Certificate”) (in the form of Exhibit “C,” attached hereto and made part hereof) from the chief financial officer, chief executive officer or president of Borrowing Agent setting forth:

a. Event of Default – that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of each Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

b. Covenant Compliance – the information (including detailed calculations) required in order to establish that Borrowers are in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.11. Audits and Inspection; Appraisals: Borrowers shall permit any of Lender’s officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrowers (provided that, while an Event of Default exists, Lender may make such visits and inspections at any time without prior notice) to examine and audit all of Borrowers’ Collateral, books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrowers’ expense at the standard rates charged by Lender for such activities (including, with respect to any field examinations, which shall occur no less frequently than every 180 days, a per diem rate of $1,050 per person, or such other amount customarily charged by Lender to its customers), plus Lender’s reasonable out-of-pocket expenses (all of which amounts shall be Expenses).Lender may, in its sole discretion, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Lender, for the purpose of appraising the then current values of Borrowers’ assets.

6.12. Reserved

6.13. Information to Participant: Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co‑lender it may obtain in the Revolving Credit or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

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6.14. Material Adverse Developments: Each Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.15. Places of Business: Each Borrower shall give thirty (30) days prior written notice to Lender of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts or where its Inventory are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that no Borrower may establish any place of business outside of the United States.

6.16. Commercial Tort Claims: Each Borrower will immediately notify Lender in writing in the event that any Borrower becomes a party to or obtains any rights with respect to any Commercial Tort Claim. Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Each Borrower shall execute and deliver to Lender all documents and/or agreements necessary to grant Lender a security interest in such Commercial Tort Claim to secure the Obligations. Each Borrower authorizes Lender to file (without such Borrower’s signature) initial financing statements or amendments, as Lender deems necessary to perfect its security interest in the Commercial Tort Claim.

6.17. Letter of Credit Rights: Each Borrower shall provide Lender with written notice of any letters of credit for which such Borrower is the beneficiary. Each Borrower shall execute and deliver (or cause to be executed or delivered) to Lender, all documents and agreements as Lender may require in order to obtain and perfect its security interest in such Letter of Credit Rights.

6.18. Lockbox: Each Borrower shall establish a Lockbox in accordance Section 2.4 hereof and instruct all Account Debtors to make payment on Accounts to the Lockbox. Each Borrower shall execute such agreements as Lender may require, to establish the Lockbox.

6.19. Closure of Deposit Accounts: Borrowers shall, within sixty (60) days of the Closing Date, close each Deposit Account maintained at Webster Bank, N.A.

6.20. Payment of Subcontractors: Borrowers shall pay each subcontractor within the required contract payment terms.

6.21. Electronic Transmission: Each Borrower shall cooperate with Lender in the establishment and maintenance of a daily electronic monitoring and reporting system with respect to such Borrower’s Inventory and Accounts and the collection of all proceeds with respect thereto and shall provide Lender with access to such Borrower’s accounting systems in order to comply with this Section 6.21. Lender shall have no responsibility or liability with respect to the downloading of any data or information with respect to any such reporting system.

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6.22. Certificate of Beneficial Ownership and Other Additional Information: Each Borrower shall provide to Lender: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Lender; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Lender from time to time for purposes of compliance by Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Lender to comply therewith.

6.23. Post-Closing Deliverables:

a. Within five (5) Business Days of the Closing Date (unless such time period is extended by Lender pursuant to its written consent), Borrowers shall deliver to Lender an executed stock certificate issued to Amerinac Holding Corp. evidencing 100% of the equity interests of Creative Assembly Systems, Inc. along with a related stock transfer power executed in blank, in each case, in form and substance satisfactory to Lender.

b. Within thirty (30) days of the Closing Date (unless such time period is extended by Lender pursuant to its written consent), Borrowers shall deliver to Lender lender loss payable endorsements in respect of Borrowers’ property insurance policy and additional insured endorsements in respect of Borrowers’ liability insurance policy, in each case, in form and substance satisfactory to Lender.

SECTION VII. BORROWER’S NEGATIVE COVENANTS:

Each Borrower covenants that until all of the Obligations are paid and satisfied in full (excluding contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and the Revolving Credit has been terminated, that:

7.1. Merger, Consolidation, Dissolution or Liquidation:

a. No Borrower shall engage in any Asset Sale other than (i) the sale of Inventory in the ordinary course of business, (ii) equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such Asset Sale, (iii) disposition of obsolete equipment; and (iv) dispositions resulting from any casualty events, provided the proceeds thereof are applied in accordance with the terms of this Agreement.

b. No Borrower shall merge or consolidate with any other Person or commence a dissolution or liquidation, other than (i) the merger of a Subsidiary of a Borrower into such Borrower (where such Borrower is the surviving Person) or (ii) the merger of one Borrower with another.

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7.2. Acquisitions: No Borrower shall acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction.

7.3. Liens and Encumbrances: No Borrower shall: (a) execute a negative pledge agreement with any Person covering any of its Property, or (b) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien except for Permitted Liens.

7.4. Transactions With Affiliates or Subsidiaries:

a. No Borrower shall enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless: (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by such Borrower, and the transaction is in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon terms substantially the same and no less favorable to such Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder;or (ii) such transaction is intended for incidental administrative purposes.

b. No Borrower shall create any Subsidiary.

7.5. Guarantees: Except for the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, no Borrower shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person, except for Permitted Indebtedness.

7.6. Other Indebtedness: No Borrower shall: (a) hereafter incur, become liable for, or permit to exist any Indebtedness other than Permitted Indebtedness; or (b) make any prepayments on any existing or future Indebtedness (other than the Obligations).

7.7. Loans and Investments: No Borrower shall make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than Permitted Investments.

7.8. Use of Lenders’ Name: No Borrower shall use Lender’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize any Borrower to make any contract on behalf of Lender.

7.9. Miscellaneous Covenants:

a. No Borrower shall become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower’s ability to perform under this Agreement, or under any other instrument, agreement or document to which such Borrower is a party or by which it is or may be bound.

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b. No Borrower shall carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

7.10. Jurisdiction of Organization: No Borrower shall change its jurisdiction of organization or, without thirty (30) days prior written notice to Lender, change its name. No Borrower shall amend its Organizational Documents in a manner adverse to Lender.

7.11. Distributions: No Borrower shall declare, pay or make, any Distributions other than Permitted Distributions.

7.12. Reserved.

7.13. Compliance with ERISA: Each Borrower shall not, and shall not permit any of its Subsidiaries or any of its ERISA Affiliates to, take, or fail to take, any of the following actions or permit any of the following events to occur if such action or event individually or together with all other actions or events would subject any Borrower, any of its Subsidiaries or any of its ERISA Affiliates to any material tax, penalty, or other liabilities:

a. engage in or knowingly consent to any “party in interest” or any “disqualified person,” as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code respectively, engaging in any Prohibited Transaction in connection with which any Borrower, any of its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

b. terminate any Employee Pension Plan in a manner, or take any other action, which could result in any material liability of any Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC;

c. fail to make full payment when due of all amounts which, under the provisions of any Plan or any Multiemployer Plan, any Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto, or fail to satisfy the Minimum Funding Standards, whether or not waived, with respect to any Employee Pension Plan or fail to pay PBGC premiums when due;

d. permit the current value of all vested accrued benefits under all Employee Pension Plans which are subject to Title IV of ERISA to exceed the current value of the assets of such plans allocable to such vested accrued benefits, except as may be permitted under actuarial funding standards adopted in accordance with Section 412 of the Code;

e. withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of Withdrawal Liability;

f. fail to comply in all material respects with the requirements of COBRA regarding continued health coverage, of the Health Insurance Portability and Accountability Act of 1996, and of Section 1862(b) of the Social Security Act, with respect to any Plans subject to the requirements thereof; or

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g. fail to comply in all other material respects with the provisions of ERISA and the Code with respect to any Plan.

As used in this Section 7.13, the term “accrued benefit” has the meaning specified in Section 3(23) of ERISA and the term “current value” has the meaning specified in Section 4001(a)(18)(B) of ERISA.

SECTION VIII. DEFAULT

8.1. Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):

a. Payments – if any Borrower fails to make any payment of principal or interest, including any Overadvance, under the Obligations on the date such payment is due and payable; or

b. Other Charges – if any Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement on the date such payment is due and payable and such non-payment continues for two (2) Business Days; or

c. Particular Covenant Defaults – if any Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Sections 6.2(b), 6.2(d) (solely with regard to existence), 6.8, 6.9, 6.10 and 6.11, and Section 7 for which no cure period shall exist), such failure continues for thirty (30) days after the earlier of (i) notice from Lender to such Borrower of the existence of such failure, or (ii) any officer or principal of Borrower should have known of the existence of such failure; or

d. Financial Information – if any statement, report, financial statement, or certificate made or delivered by any Borrower or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

e. Uninsured Loss – if there shall occur any uninsured damage to or loss, theft, or destruction in excess of One Hundred Thousand Dollars ($100,000) in the aggregate with respect to any portion of any Property of any Borrower; or

f. Warranties or Representations – if any warranty, representation or other statement by or on behalf of any Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any certificate, document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

g. Agreements with Others – (i) if any Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of any Borrower in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; or (ii) if any Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of any Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment; or

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h. Other Agreements with Lender – if any Borrower breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between any Borrower and Lender (or any Affiliate of Lender); or

i. Judgments – if any final judgment for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which any Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against any Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

j. Assignment for Benefit of Creditors, etc. – if any Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by any Borrower; or

k. Bankruptcy, Dissolution, etc. – upon the commencement of any action for the dissolution or liquidation of any Borrower, or the commencement of any proceeding to avoid any transaction entered into by any Borrower, or the commencement of any case or proceeding for reorganization or liquidation of any Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against any Borrower; provided however, that any Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

l. Receiver – upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or for any Borrower’s Property; provided, however, that if such appointment or commencement of proceedings against such Borrower is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Lender shall have no obligation to make Advances to Borrower during such sixty (60) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed; or

m. Execution Process, etc. – the issuance of any execution or distraint process against any Property of any Borrower; or

n. Termination of Business – if any Borrower ceases any material portion of its business operations as presently conducted; or

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o. Pension Benefits, etc. – if any Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer any Borrower’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim under Sections 303(k) or 4068 of ERISA, or a Reportable Event occurs (where such event could reasonably be expected to result in a loss to Borrowers in excess of One Hundred Thousand Dollars ($100,000); or

p. Investigations – any evidence received by Lender that Lender reasonably determines in good faith is evidence that any Borrower may have directly or indirectly been engaged in any type of activity which would be reasonably likely to result in the forfeiture of any material property of any Borrower to any Governmental Authority; or

q. Change of Control – if there shall occur a Change of Control; or

r. Liens – if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if any Borrower shall assert any of the foregoing; or

s. Material Adverse Effect – if there is any change in any Borrower’s financial condition which, in Lender’s Permitted Discretion, has or would be reasonably likely to have a Material Adverse Effect, or

t. Other Loan Documents – if any other Person (other than Lender) party to a Loan Document, breaches or violates any term, provision or condition of such Loan Document; and any applicable cure period has expired; or

u. Surety and Guaranty Agreement; Pledge Agreement – if any breach or default occurs under the Surety and Guaranty Agreement or Pledge Agreement, if any Guarantor dies, or if the Surety and Guaranty Agreement or Pledge Agreement, or, in each case, any obligation to perform thereunder is terminated.

8.2. Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3. Rights and Remedies on Default:

a. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its sole discretion, withhold or cease making Advances under the Revolving Credit.

b. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Lender may, in its discretion, terminate the Revolving Credit and declare the Obligations (other than any Obligations arising under an Interest Hedging Instrument) immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j),(k) or (l) shall automatically cause an acceleration of the Obligations (other than any Obligations arising under an Interest Hedging Instrument). Nothing contained herein shall limit the rights of Lender under the terms of any Interest Hedging Instrument.

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c. Reserved

d. In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence of an Event of Default, Lender may, in its sole discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

i. The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to any Borrower to an address designated by Lender); or

ii. By its own means or with judicial assistance, enter any Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and such Borrower shall not resist or interfere with such action; or

iii. Require each Borrower at such Borrower’s expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Lender at any place designated by Lender; or

iv. The right to reduce or modify the Borrowing Base or to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Revolving Credit or to take additional reserves against the Revolving Credit; or

v. The right to enjoin any violation of Section 7.1, it being agreed that Lender’s remedies at law are inadequate.

e. Each Borrower hereby agrees that a notice received by it at least ten(10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to such Borrower. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder. Lender shall have no obligation to clean up or prepare the Collateral for sale. If Lender sells any of the Collateral upon credit, each Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Lender. Lender may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

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8.4. Nature of Remedies: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against each Borrower, at any time, under any agreement, with any available remedy and in any order

8.5. Set-Off: In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Lender (and any participant) shall have and be deemed to have, without notice to any Borrower, the immediate right of set-off against any bank account of any Borrower with Lender, or of any Borrower with any other subsidiary of Lender or Bank Affiliate or any participant and may apply the funds or amount thus set-off against any Obligations hereunder. Each Borrower specifically waives any right to require Lender to exercise other rights, options and remedies prior to exercising any such set-off rights. If any bank account of any Borrower with Lender, any other subsidiary of Lender or Bank Affiliate or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to any Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any Obligations hereunder.

SECTION IX. MISCELLANEOUS

9.1. Governing Law: THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2. Integrated Agreement: The Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3. Waiver: No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to any Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

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9.4. Indemnity:

a. Each Borrower releases and shall indemnify, defend and hold harmless Lender and each Related Party (each, an “Indemnitee”) of and from any and all claims, demands, liabilities, losses, damages and costs and expenses (including, without limitation, reasonable legal fees), penalties and fines resulting from (i) the execution, delivery and performance of this Agreement or any other Loan Document or any acts or conduct of any Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) any Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) any Borrower’s failure to comply with any Requirement of Law (including, without limitation, Environmental Laws), and (iv) any claim by any other creditor of any Borrower against Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claims, demands, liabilities, losses, damages, costs, expenses, penalties and fines are determined by a court of competent jurisdiction by final nonappealable judgment to have resulted from acts or conduct of such Indemnitee constituting willful misconduct or gross negligence.

b. Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5. Time: Whenever any Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in each Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

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9.6. Expenses of Lender: At Closing and from time to time thereafter, each Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.11 for which each Borrower is obligated thereunder, and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, each Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including in all cases the reasonable fees and disbursements of counsel for Lender and reasonable allocated costs of internal counsel) (collectively, the “Expenses”).

9.7. Brokerage: Each Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other person, each Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at such Borrower’s own cost and expense, including such party’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of each Borrower under this Agreement.

9.8. Notices:

a. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by first class mail, telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:	Berkshire Bank
1787 Sentry Parkway W
Building 16, Suite 200
Blue Bell, PA 19422
Attention: Jim Crumlish

With copies to:	Blank Rome LLP
(which shall not	One Logan Square
constitute notice)	130 N. 18th Street
Philadelphia, PA 19103
Attention: Michael C. Graziano, Esq.

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If to Borrowers to:	Creative Assembly Systems, Inc.
Borrowing Agent	5936 State Route 159
Chillicothe, OH 45601
Attention: John Wachter

With copies to:	Polymathes Capital LLC
(which shall not	20 Nassau Street, Suite 12
constitute notice)	Princeton, NJ 08542
Attention: William Golden

b. Any notice sent by Lender, or any Borrower by any of the above methods shall be deemed to be given when so received.

c. Lender shall be fully entitled to rely upon any telecopy or electronic mail transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9. Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10. Survival: All warranties, representations, and covenants made by any Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Note, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by any Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by any Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including under Section 2.11, 6.5, 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations.

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9.11. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. No Borrower may transfer, assign or delegate any of its duties or obligations hereunder. Each Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender’s rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Loans and Lender’s rights hereunder, to any one or more additional banks or financial institutions, subject (as to Lender’s rights under this clause (b)) to each Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment. Lender may, without the consent of any Borrower, at any time, pledge, endorse, assign or transfer all or any portion of its rights under the Loan Documents to any other lender or to any of the twelve (12) Federal Reserve Banks organized under the Federal Reserve Act 12 U.S.C. §341. No such pledge or enforcement thereof shall release Lender from its obligations hereunder. Subject to Section 9.24, Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co‑lender it may obtain in the Revolving Creditor any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents

9.12. Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13. Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by each Borrower and Lender.

9.14. Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15. Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of any Borrower’s duty of performance, including, without limitation, any Borrower’s duties under any account or contract with any other Person.

9.16. Discharge of Taxes, Borrower’s Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrowing Agent if any Borrower fails to do so, to: (a) pay for the performance of any Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any Borrower’s Property in violation of this Agreement unless such Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, and bear interest at the rate applicable to the Revolving Credit, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

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9.17. Withholding and Other Tax Liabilities: Lender shall have the right to refuse to make any Advances from time to time unless Borrowers shall, at Lender’s request, have given to Lender evidence, reasonably satisfactory to Lender, that each Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall constitute satisfactory evidence for such purpose. In the event that any Lien, assessment or tax liability against any Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by such Borrower. In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such Lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Revolving Credit and shall be paid by Borrowers to Lender with interest thereon at the rate applicable to the Revolving Credit, upon demand, and Lender shall be subrogated to all rights of such taxing authority against such Borrower.

9.18. Consent to Jurisdiction: Each Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Each Borrower waives any objection which such Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Each Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.19. Additional Documentation: Each Borrower shall execute and/or re-execute, and cause any other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. Each Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by such Borrower of such request.

9.20. Advertisement: Lender, in its sole discretion, shall have the right to announce and publicize the financing established hereunder, as it deems appropriate, by means and media selected by Lender.

9.21. Waiver of Jury Trial: EACH BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.22. Consequential Damages, etc.: Neither Lender nor agent or attorney of Lender, shall be liable for any special, indirect, exemplary, punitive or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

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9.23. Nonliability of Lender: The relationship between Borrowers on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender shall have no fiduciary relationship with or fiduciary responsibility to, any Borrower.

9.24. Confidentiality: Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to Lender’s and Lender’s Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Interest Hedging Instrument with any of Lender’s Affiliates or any action or proceeding relating to this Agreement or any other Loan Document or any Interest Hedging Instrument with any of Lender’s Affiliates or the enforcement of rights hereunder or thereunder, (f) with the consent of Borrowing Agent or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or any of Lender’s respective Affiliates on a nonconfidential basis from a source other than a Borrower. Notwithstanding the foregoing, Lender may disclose Information, without notice to a Borrower, to Governmental Authorities in connection with any regulatory examination of Lender or in accordance with Lender’s regulatory compliance policy. For purposes of this Section 9.24, “Information” means all information received from any Borrower relating to any Borrower or any Borrower’s respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by any Borrower, provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.25. Patriot Act Notice: To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For purposes of this Section 9.25, account shall be understood to include loan accounts.

9.26. Keepwell: Each Borrower and Guarantor, if it is a Qualified ECP Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably (i) guaranties the prompt payment and performance of all obligations under any Hedging Agreements owing by each Non-Qualifying Party (it being understood and agreed that this guaranty is a guaranty of payment and not of collection), and (ii) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Loan Document in respect of obligations under any Hedging Agreements (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.26, or otherwise under this Agreement or any other Loan Document, voidable under applicable Requirements of Law, including applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.26 shall remain in full force and effect until payment in full of the Obligations (except Unasserted Contingent Obligations) and termination of this Agreement and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 9.26 constitute, and this Section 9.26 shall be deemed to constitute, a guaranty of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower or Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

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WITNESS the due execution of this Agreement as a document under seal as of the date first written above.

CREATIVE ASSEMBLY SYSTEMS, INC.

By:	/s/ John F. Wachter
Name:	John F. Wachter
Title:	President

Signature Page to Loan and Security Agreement

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BERKSHIRE BANK

By:	/s/ Jim Crumlish
Name:	Jim Crumlish
Title	Vice President

Signature Page to Loan and Security Agreement

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